UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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89bio, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 22, 2020

To the Stockholders of 89bio, Inc.:

89bio, Inc. (the “Company”) will hold its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) on Friday, June 22 at 9:00 a.m. (Pacific Time). The Annual Meeting will be held as a virtual meeting of stockholders, which will be conducted exclusively online via live webcast. Stockholders may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ETNB2020. To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability, proxy card or voting instruction form.

By hosting the Annual Meeting virtually, we believe we are able to expand access, improve communication and lower costs while reducing the environmental impact of the meeting. This approach also provides for the health and safety of our stockholders and employees in light of the evolving public health and safety considerations posed by the ongoing coronavirus (COVID-19) pandemic.

The Annual Meeting will be held for the following purposes, as more fully described in the accompanying Proxy Statement (the “Proxy Statement”):

1.	To elect the two Class I director nominees named in the Proxy Statement to serve until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified (“Proposal 1”);
2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 (“Proposal 2”); and
3.	To transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 30, 2020 are entitled to notice of, and to vote on, the proposals described in the Proxy Statement.

By Order of the Board of Directors,

/s/ Rohan Palekar

Chief Executive Officer and Director

San Francisco, California
May 8, 2020

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Stockholders to Be Held on June 22, 2020

The Proxy Statement and Annual Report for the year ended December 31, 2019 are available at www.proxyvote.com.

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

What is the purpose of these proxy materials?

We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of 89bio, Inc. (“we,” “us,” “our” or the “Company”) for use at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually at www.virtualshareholdermeeting.com/ETNB2020 on June 22, 2020 at 9:00 a.m. Pacific Time, or at any other time following adjournments or postponements thereof. You are invited to virtually attend the Annual Meeting and are entitled to, and requested to, vote on the proposals described in this Proxy Statement. The proxy materials are first being made available to our stockholders on or about May 8, 2020.

Why did I receive a Notice of Internet Availability?

Pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing the proxy materials to our stockholders primarily via the Internet instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting. If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.

Why are we holding a virtual Annual Meeting?

We have adopted a virtual meeting format for the Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this expands stockholder access, improves communications and lowers our costs while reducing the environmental impact of the meeting. Utilizing a virtual meeting format is particularly important this year to protect our stockholders and employees in light of the evolving public health and safety considerations posed by the ongoing coronavirus (COVID-19) pandemic. In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.

Who can vote?

Only stockholders of record at the close of business on April 30, 2020 (the “Record Date”) are entitled to notice of, and to vote on, the proposals described in this Proxy Statement at the Annual Meeting. At the close of business on the Record Date, 13,793,858 shares of our common stock were issued and outstanding.

What is the difference between holding shares of common stock as a stockholder of record and as a beneficial owner?

Stockholder of Record: Shares of Common Stock Registered in Your Name

If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered to be, with respect to those shares of common stock, the stockholder of record, and these proxy materials are being sent directly to you by us.

Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Fiduciary or Custodian

If your shares of common stock are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you from that broker, fiduciary or custodian.

What am I voting on?

The proposals to be voted on at the Annual Meeting are as follows:

1.	Election of the two Class I director nominees named in this Proxy Statement to serve until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and
2.	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020

How does the Board recommend that I vote?

The Board recommends that you vote your shares of common stock “FOR” each director nominee in Proposal 1 and “FOR” Proposal 2.

What if another matter is properly brought before the Annual Meeting?

As of the date of filing this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.

How many votes do I have?

Each share of common stock is entitled to one vote on each proposal to be voted on at the Annual Meeting. Shares of common stock cannot be voted at the Annual Meeting unless the holder thereof is virtually present or represented by proxy.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares of common stock may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares of common stock are voted.

How do I vote?

Stockholder of Record: Shares of Common Stock Registered in Your Name

If you are the stockholder of record, you may vote your shares online during the virtual Annual Meeting or by proxy in advance of the Annual Meeting by Internet or, if you requested paper copies of the proxy materials, by completing and mailing a proxy card or by telephone. Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote in advance so that your vote will be counted if you later decide not to, or are unable to, virtually attend the Annual Meeting.

Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner of shares of common stock held in “street name,” you may vote your shares online during the virtual Annual Meeting or you may direct your broker, fiduciary or custodian how to vote in advance of the Annual Meeting by following the instructions they provide.

What happens if I do not vote?

Stockholder of Record: Shares of Common Stock Registered in Your Name

If you are the stockholder of record and do not vote by attending the Annual Meeting virtually, vote by proxy using the enclosed proxy card or vote by proxy via telephone or the Internet, your shares of common stock will not be voted at the Annual Meeting and will not be counted toward the quorum requirement.

Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner of shares of common stock held in “street name” and do not direct your broker, fiduciary or custodian how to vote your shares of common stock, your broker, fiduciary or custodian will only be able to vote your shares of common stock with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares of common stock with respect to “non-routine” proposals. Such inability of your broker, fiduciary or custodian to vote on a “non-routine” proposal for which no instruction is received from the beneficial owner is referred to as a “broker non-vote.”

What if I sign and return a proxy card or otherwise vote but do not indicate specific choices?

Stockholder of Record: Shares of Common Stock Registered in Your Name

The shares of common stock represented by each signed and returned proxy will be voted at the Annual Meeting by the persons named as proxies in the proxy card in accordance with the instructions indicated on the proxy card. However, if you are the stockholder of record and sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares of common stock in accordance with the recommendations of the Board. Your shares of common stock will be counted toward the quorum requirement.

Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner of shares of common stock held in “street name” and sign and return your voting instruction form without giving specific instructions, your broker, fiduciary or custodian will only be able to vote your shares of common stock with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares of common stock with respect to “non-routine” proposals, resulting in a broker non-vote with respect to such proposals.

Can I change my vote after I submit my proxy?

Stockholder of Record: Shares of Common Stock Registered in Your Name

If you are the stockholder of record, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:

1.	You may complete and submit a new proxy card, but it must bear a later date than the original proxy card;
2.	You may submit new proxy instructions via telephone or the Internet; or
3.	You may vote by attending the Annual Meeting virtually. However, your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.

Your last submitted vote is the one that will be counted.

Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner of shares of common stock held in “street name,” you must follow the instructions you receive from your broker, fiduciary or custodian with respect to changing your vote.

What is the quorum requirement?

The holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting must be present at the Annual Meeting, either virtually or represented by proxy, to constitute a quorum. A quorum is required to transact business at the Annual Meeting.

Your shares of common stock will be counted toward the quorum only if you submit a valid proxy (or a valid proxy is submitted on your behalf by your broker, fiduciary or custodian) or if you attend the Annual Meeting virtually and vote. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares of common stock virtually present at the Annual Meeting, either personally or by proxy, may adjourn the Annual Meeting to another time or date.

How many votes are required to approve each proposal and how are votes counted?

Votes will be counted by the Inspector of Elections appointed for the Annual Meeting.

Proposal 1: Election of Directors

A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast “FOR” the applicable seat on the board of directors. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Broker non-votes and votes that are withheld will not be counted as votes cast on the matter and have no effect on the outcome of the election. We do not have cumulative voting rights for the election of directors.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2020. Abstentions will not be counted as votes cast on the matter and will have no effect on the outcome of this proposal.

How can I participate in the virtual Annual Meeting?

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the meeting. To participate in the virtual meeting, including to vote your shares electronically, submit questions and view our list of stockholders as of the record date during the meeting, you must access the meeting website at www.virtualshareholdermeeting.com/ETNB2020, enter the 16-digit control number found on your Notice of Internet Availability, proxy card or voting instruction form, and follow the instructions on the website.

The meeting webcast will begin promptly at 9:00 a.m. Pacific Time. Online check-in will begin approximately 15 minutes before then and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call the number listed on the meeting website for technical support.

We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

Regardless of whether you plan to participate in the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, we encourage you to vote in advance of the Annual Meeting.

Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website or prior to the meeting at www.proxyvote.com.

Who is paying for this proxy solicitation?

We will pay the costs associated with the solicitation of proxies, including the preparation, assembly, printing and mailing of the proxy materials. We may also reimburse brokers, fiduciaries or custodians for the cost of forwarding proxy materials to beneficial owners of shares of common stock held in “street name.”

Our employees, officers and directors may solicit proxies in person or via telephone or the Internet. We will not pay additional compensation for any of these services.

How can I find out the voting results?

We expect to announce preliminary voting results at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

When are stockholder proposals and director nominations due for next year’s annual meeting?

Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), stockholders who wish to submit proposals for inclusion in the proxy statement for the 2021 Annual Meeting of Stockholders must send such proposals to our Corporate Secretary at 142 Sansome Street, Second Floor, San Francisco, California 94104. Such proposals must be received by us as of the close of business on January 8, 2021.

As set forth in our bylaws, if a stockholder intends to make a nomination for director election or present a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2021 Annual Meeting of Stockholders, the stockholder’s notice must be received by our Corporate Secretary no earlier than the 120th day and no later than the 90th day before the anniversary of the last annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered no later than the 10th day after the first public announcement of the date of such annual meeting by the Company. Therefore, unless the 2021 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 22, 2021, notice of proposed nominations or proposals (other than pursuant to Rule 14a-8 of the Exchange Act) must be received by our Corporate Secretary no earlier than February 22, 2021 and no later than the close of business on March 24, 2021. Such nominations or proposals may or may not be included in the proxy statement.

Any stockholder proposal must be a proper matter for stockholder action and must comply either with Rule 14a-8 of the Exchange Act or the terms and conditions set forth in our bylaws, as applicable.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote to elect the two Class I director nominees to serve until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Our Board has unanimously nominated Rohan Palekar and Gregory Grunberg, M.D. for election to our Board. For more information about each nominee, see the section titled “Directors, Executive Officers and Corporate Governance” in this Proxy Statement. The director nominees have indicated that they are willing and able to serve as directors.

If any of the director nominees becomes unable or, for good cause, unwilling to serve, proxies may be voted for the election of such other person as shall be designated by our Board, or the Board may decrease the size of the Board.

Board Recommendation

The Board recommends a vote “FOR” the election of each of the director nominees set forth above to serve until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

PROPOSAL 2: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2020, and in this Proposal 2 we are asking stockholders to vote to ratify this selection. Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by law or our bylaws. However, we are seeking stockholder ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our Audit Committee will reconsider its selection. Even if the selection is ratified, our Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Deloitte & Touche LLP (“Deloitte”) was our independent registered public accounting firm for the year ended December 31, 2019.  Brightman Almagor Zohar & Co. (“Brightman”), a Firm in the Deloitte Global Network, was our independent registered public accounting firm for the year ended December 31, 2018. The following table summarizes the fees Deloitte (after December 24, 2019) and Brightman (before December 24, 2019) billed to us for each of the last two fiscal years. All of such services and fees were pre-approved by our audit committee in accordance with the “Pre-Approval Policies and Procedures” described below.

	Year Ended December 31,
	2019	2018
Audit Fees(1)	$546,387	$30,590
Audit-related Fees	—	—
Tax Fees(2)	120,549	18,425
All Other Fees	—	—
Total	$666,936	$49,015

(1)

“Audit Fees” consist of fees for the audit of our annual financial statements, reviews of quarterly financial statements included in Quarterly Reports on Forms 10-Q, and services provided in connection with SEC filings, including consents and comment and comfort letters.

(2)	“Tax Fees” consist of fees for services for tax compliance, tax advice, and tax planning.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted procedures requiring the pre-approval of all audit and non-audit services performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management. Our Audit Committee has delegated authority to the committee chair to pre-approve any audit or non-audit service to be provided to us by our independent registered public accounting firm provided that the fees for such services do not exceed $100,000. Any approval of services by the committee chair pursuant to this delegated authority must be reported to the Audit Committee at the next meeting of the committee.

Recent Changes in Independent Registered Public Accounting Firm

Dismissal of Deloitte

As previously reported on the Current Report on Form 8-K filed with the SEC on April 23, 2020, following a competitive process with several participants, the Audit Committee on April 17, 2020 dismissed Deloitte as the Company’s independent registered public accounting firm, effective as of that date.

Deloitte’s audit report on our consolidated financial statements for the year ended December 31, 2019, the only year for which Deloitte audited the Company’s financial statements, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Deloitte expressed no opinion on the effectiveness of the Company’s internal control over financial reporting, as the Company was not required to have, nor did the Company engage Deloitte to perform, an audit of the Company’s internal control over financial reporting.

During the Company’s fiscal year ended December 31, 2019 and the subsequent interim period through (and including) April 16, 2020, there were (i) no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreements in its report on the Company’s consolidated financial statements for such year, and (ii) no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, except as set forth in the following sentence. As previously disclosed under Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, during the audit of the consolidated financial statements for the period from January 18, 2018 (inception) to December 31, 2018, the Company reported material weaknesses in its internal controls over financial reporting relating to (1) the lack of employees with sufficient expertise in U.S. generally accepted accounting principles, and (2) the lack of risk assessment procedures. Such remediation efforts were ongoing as of December 31, 2019.

Appointment of KPMG LLP

The Audit Committee, on and effective as of April 17, 2020, appointed KPMG LLP (“KPMG”) as 89bio’s independent registered public accounting firm for the year ending December 31, 2020. During the fiscal years ended December 31, 2018 and December 31, 2019 and the subsequent interim periods through April 16, 2020, neither the Company nor anyone acting on its behalf consulted with KPMG, regarding either: (i) the application of accounting principles to a specific transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

Dismissal of Brightman

As previously reported on the Current Report on Form 8-K filed with the SEC on December 31, 2019, the Audit Committee on December 24, 2019 dismissed Brightman as the Company’s independent registered public accounting firm, effective as of that date. On the same date, the Audit Committee approved the appointment of Deloitte as the Company’s new independent registered public accounting firm.

Brightman’s reports on our financial statements did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report from inception January 18, 2018 through December 31, 2018 contained an explanatory paragraph expressing substantial doubt as to the Company’s ability to continue as a going concern as a result of recurring losses and negative cash flows.

During the fiscal year ended December 31, 2018 and the subsequent interim period through December 24, 2019, there were (i) no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and Brightman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which disagreements, if not resolved to the satisfaction of Brightman would have caused Brightman to make reference thereto in their reports on the financial statements for such years and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K and related instructions).

During the fiscal year ended December 31, 2018 and the subsequent interim period through December 24, 2019, neither the Company, nor anyone acting on its behalf, consulted with Deloitte regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company’s financial statements, and Deloitte did not provide either a written report or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Board Recommendation

The Board recommends a vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth certain information regarding members of our Board and our executive officers as of the date of this Proxy Statement. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Rohan Palekar	54	Chief Executive Officer and Director
Ram Waisbourd	53	Chief Operating Officer and Chief Business Officer
Ryan Martins	43	Chief Financial Officer
Hank Mansbach, M.D.	55	Chief Medical Officer
Quoc Le-Nguyen	52	Chief Technical Operations Officer and Head of Quality
Steven M. Altschuler, M.D.	66	Director
Derek DiRocco, Ph.D.(1)(3)	39	Director
Gregory Grunberg, M.D.(2)(3)	47	Director
Michael Hayden, M.B. Ch.B., Ph.D.(1)(3)	68	Director
Anat Naschitz(2)(3)	52	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Our Board is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two Class I directors (Mr. Palekar and Dr. Grunberg), who are up for reelection for a new term expiring at the 2023 Annual Meeting of Stockholders; two Class II directors (Drs. Altschuler and Hayden), whose terms expire at the 2021 Annual Meeting of Stockholders; and two Class III directors (Dr. DiRocco and Ms. Naschitz), whose terms expire at the 2022 Annual Meeting of Stockholders (in all cases until their successors have been elected and qualified or until the earlier of their resignation or removal).

The following is a biographical summary of the experience of our directors and executive officers:

Class I Director Nominees

Rohan Palekar

Mr. Palekar has served as our Chief Executive Officer and a member of our Board since June 2018. Prior to joining our company, Mr. Palekar served as the president and Chief Executive Officer of Avanir Pharmaceuticals, Inc., a specialty pharmaceutical company, from December 2015 to July 2017, where he led the company following its acquisition by Otsuka Pharmaceutical Co., Ltd. in 2015. Mr. Palekar also served as Executive Vice President and Chief Operating Officer of Avanir in 2015 and as Senior Vice President and Chief Commercial Officer of Avanir from March 2012 to March 2015. Prior to Avanir, Mr. Palekar served as Chief Commercial Officer for Medivation, Inc., a biopharmaceutical company, from 2008 to 2011, where he was responsible for all commercial activities, chemistry, manufacturing and controls, medical affairs and public relations functions. Prior to Medivation, Mr. Palekar spent over 16 years at Johnson & Johnson, a diversified healthcare company, in various senior commercial and strategic management roles. Mr. Palekar earned his M.B.A. from the Tuck School of Business at Dartmouth College, his B.Com. in Accounting from the University of Mumbai and his L.L.B. in Law from the University of Mumbai.

We believe Mr. Palekar is qualified to serve on our Board because of his broad and long experience in the biopharmaceutical industry.

Gregory Grunberg, M.D.

Dr. Grunberg has served as a member of our Board since April 2018. Dr. Grunberg has been a Managing Director at Longitude Capital Management Co., LLC, a venture capital firm, since February 2012. Prior to joining Longitude, Dr. Grunberg was a Principal at Rho Ventures, a venture capital firm, where he worked from May 2007 to January 2012. Dr. Grunberg maintains a limited clinical practice in internal medicine and affiliations with University of California, San Francisco and Kaiser Permanente. Dr. Grunberg has served on the boards of Kala Pharmaceuticals Inc., a pharmaceutical company, since April 2016, and WelbeHealth LLC, a private healthcare services company, since April 2018. He has served as a board observer at Sydnexis, Inc., a private biotechnology company, since September 2017. He previously served on the board of California Cryobank (acquired by GI Partners) from August 2014 to August 2018 and led Longitude’s investment in Practice Fusion (acquired by Allscripts Healthcare Solutions, Inc.). While at Rho Ventures he served on the board of AqueSys Inc. (acquired by Allergan plc) from June 2010 to December 2011 and was a board observer at both SARCode Bioscience Inc. (acquired by Shire plc) from June 2011 to February 2012 and PHT Corporation (acquired by eResearchTechnology, Inc.) from November 2010 to November 2012. Dr. Grunberg earned his M.D. and M.B.A. from Duke University and his A.B. in Economics and English from Amherst College.

We believe Dr. Grunberg is qualified to serve on our Board because of his extensive experience investing in and guiding early phase companies.

Class II Directors

Steven M. Altschuler, M.D.

Dr. Altschuler has served as a member of our Board since March 2020. Dr. Altschuler has served as a Managing Director, Healthcare Ventures, of Ziff Capital Partners, a private investment firm, since May 2018. He previously served as a consultant to the University of Miami Health Care System from September 2017 through December 2017, the Chief Executive Officer of University of Miami Health Care System and Executive Vice President for Healthcare at the University of Miami from January 2016 to September 2017, and the Chief Executive Officer of The Children’s Hospital of Philadelphia (“CHOP”) from April 2000 until June 2015. Prior to assuming the role of Chief Executive Officer, Dr. Altschuler held several positions at CHOP and the Perelman School of Medicine at the University of Pennsylvania, including Physician-in-Chief/Chair of Pediatrics and chief of the Division of Gastroenterology, Hepatology and Nutrition. Dr. Altschuler has served as a director of WW International, Inc. since September 2012, as a director of Adtalem Global Education Inc. since May 2018 and as a director of Orchard Therapeutics plc since January 2020. He previously served as Chair of the board of directors of Spark Therapeutics, Inc. from March 2013 to December 2019. Dr. Altschuler received a B.A. in mathematics and an M.D. from Case Western Reserve University.

We believe Dr. Altschuler is qualified to serve on our Board because of his extensive experience as a senior executive of various healthcare providers and member of the board of other life science companies.

Michael Hayden, M.B. Ch.B., Ph.D.

Dr. Hayden has served as a member of our Board since April 2018. Dr. Hayden has served as a Killam Professor at the University of British Columbia since 1983 and serves as the director of the Translational Laboratory in Genetic Medicine at the National University of Singapore and A*STAR. Dr. Hayden was the President of Global Research and Development and Chief Scientific Officer at Teva Pharmaceutical Industries Ltd., a pharmaceutical company, from May 2012 to December 2017, and served as an advisor to Teva from December 2017 to August 2018. During this time approximately 35 new products were approved in major markets with many for diseases of the CNS such as migraine. He led the development of the first deuterated drug to be approved by the FDA and the second drug ever to be approved for Huntington disease. He is also the Founder and a Senior Scientist of the Centre for Molecular Medicine and Therapeutics at the University of British Columbia. Dr. Hayden has served on the boards of AbCellera Biologics Inc., a biopharmaceutical company, since October 2019, Aurinia Pharmaceuticals Inc., a biopharmaceutical company, since February 2018, Ionis Pharmaceuticals, Inc., a biopharmaceutical company, since September 2018, and Xenon Pharmaceuticals, Inc., a pharmaceutical company, since November 1996. Dr. Hayden received his M.B. Ch.B. in Medicine, Ph.D. in Genetics and Diploma in Child Health from the University of Cape Town. He received his American Board Certification in both internal medicine and clinical genetics from Harvard Medical School and an FRCPC in internal medicine from the University of British Columbia.

We believe Dr. Hayden is qualified to serve on our Board because of his extensive experience as a senior executive and member of the board of other life science companies.

Class III Directors

Derek DiRocco, Ph.D.

Dr. DiRocco has served as a member of our Board since April 2018. Dr. DiRocco has been a principal at RA Capital Management, LLC, an investment advisory firm that invests in healthcare and life science companies, since December 2017 and was previously an analyst from June 2015 to December 2017 and an associate from July 2013 to June 2015. Dr. DiRocco earned his Ph.D. in Pharmacology from the University of Washington and his B.A. in Biology from College of the Holy Cross.

We believe Dr. DiRocco is qualified to serve on our Board because of his experience as an investor in biotechnology companies and role in early stage companies.

Anat Naschitz

Ms. Naschitz has served as a member of our Board since January 2018, and played a key role in creating 89bio Ltd. as a spinout from a pharmaceutical company. Ms. Naschitz has served as Managing Director at OrbiMed, a global healthcare investment firm, since January 2010. Ms. Naschitz has over 20 years of healthcare experience. Previously, Ms. Naschitz created, invested in and advised healthcare companies across stages and substance. She was an Associate Partner with McKinsey in London from 1995 to 2002, where she managed strategy, company formation through spinouts and mergers and acquisitions projects for senior management of the world’s leading pharmaceutical and biotechnology companies. Subsequently, Ms. Naschitz was a Principal at Apax Partners, where she invested in healthcare companies. She currently serves on the boards of biotech and digital health companies and served on the board of Medigus Ltd., a medical device company, from March 2013 to June 2017. Ms. Naschitz earned her M.B.A. at INSEAD and her L.L.B. at Tel Aviv University.

We believe Ms. Naschitz is qualified to serve on our board of directors because of her long industry experience and experience as an investor in biotechnology companies.

Executive Officers

Ram Waisbourd

Mr. Waisbourd has served as our Chief Operating Officer and Chief Business Officer since May 2018. Prior to joining our company, Mr. Waisbourd served as Vice President of Strategy and Transformation, Global Research and Development, at Teva Pharmaceutical Industries Ltd., a pharmaceutical company, from November 2016 to April 2018, where he was responsible for Teva research and development strategy, novel pipeline funding transactions and digital initiatives. Mr. Waisbourd also served as Vice President of Transformational Initiatives and Operations, Global Research and Development at Teva from September 2015 to October 2016 and Senior Director, Chief of the Research and Development Office from August 2012 to August 2015. Previously, Mr. Waisbourd served as Vice President of Business Development of XTL Biopharmaceuticals Ltd., a biotechnology company, and as Vice President of Biomedical Investments, an investment fund. Mr. Waisbourd earned his M.B.A. from Tel-Aviv University and his B.Sc. in Economics from The Wharton School at the University of Pennsylvania.

Ryan Martins

Mr. Martins has served as our Chief Financial Officer since July 2019 and previously served as consultant since April 2019. Prior to joining our company, Mr. Martins was Chief Financial Officer at Revolution Medicines, Inc., from March 2018 to October 2018, where he was responsible for all aspects of the finance function including financial accounting, capital planning, audit, tax and investor relations. Before Revolution Medicines, Mr. Martins was Vice President and Head of Corporate Strategy and Investor Relations at Ultragenyx Pharmaceutical, Inc., from September 2015 to March 2018, where he was responsible for strategic planning, capital raising, investor relations and assisting business development. Prior to Ultragenyx, Mr. Martins spent nearly 10 years as a biotechnology analyst at Jefferies, Lazard, and Barclays/Lehman Brothers after holding operating roles at Chiron Corporation from 2001 to 2006. Mr. Martins earned his B.Sc. in Life Sciences from St. Xavier’s College, a M.S. degree in Biology from Virginia Tech and an M.B.A. from the Haas School of Business at U.C. Berkeley.

Hank Mansbach, M.D.

Dr. Mansbach has served as our Chief Medical Officer since December 2018. Prior to joining our company, Dr. Mansbach was at Ultragenyx Pharmaceutical Inc., a biotechnology company where he served as Head of Global Clinical Development for Metabolic and Neurologic Diseases from June 2018 to December 2018, Vice President of Global Clinical Development and Ultra Programs from March 2017 to June 2018 and Vice President of Medical Affairs from May 2015 to March 2017. During his time at Ultragenyx, Dr. Mansbach was responsible for leading clinical development programs for metabolic disorders and building and leading the Medical Affairs team. Before Ultragenyx, Dr. Mansbach served as Vice President of Medical Affairs at Medivation, Inc., a biopharmaceutical company, from August 2009 to April 2015, where he played a key role in the development and commercialization of enzalutamide for the treatment of advanced prostate cancer. Earlier in his career, Dr. Mansbach served as Senior Vice President of Global Drug Development at Valeant Pharmaceuticals and Chief Medical Officer at Cortex Pharmaceuticals, Inc., a pharmaceutical company. Dr. Mansbach began his industry career at Glaxo Wellcome after clinical practice and research in neurology. He earned his M.D. from Duke University and a B.A. in Philosophy from Yale University.

Quoc Le-Nguyen

Mr. Le-Nguyen has served as our Chief Technical Operations Officer and Head of Quality since March 2019. Prior to joining our company, Mr. Le-Nguyen was Senior Vice President, Global Head of Technical Operations & Quality for Aduro BioTech, Inc., a biotechnology company, from September 2015 to July 2018, where he was responsible for clinical supply including analytical and process development, manufacturing, supply chain and quality for cell therapy, small molecule and antibody platforms. Prior to Aduro, Mr. Le-Nguyen was the Vice President of Manufacturing Operations for Bayer AG from September 2007 to September 2013, where he was responsible for the Betaferon/Betaseron franchise. Prior to Bayer, Mr. Le-Nguyen worked in biologics manufacturing for Novartis International AG, Chiron Corporation and BioMarin Pharmaceutical Inc. Mr. Le-Nguyen earned his B.S. in Biochemistry from the University of California, Davis.

Corporate Governance

Our business affairs are managed under the direction of our Board. Our Board has adopted a set of Principles of Corporate Governance as a framework for the governance of the Company, which is posted on our website located at www.89bio.com, under “Corporate Governance.”

Board Leadership Structure

Our Principles of Corporate Governance provide our Board with the flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer. Currently, the Board believes that the roles of Chairman and CEO should be separate and that the Chairman should be an independent director. At any time when there is not an independent Chairman, the Board will designate one or more independent directors to serve as lead director.

In March 2020, we appointed Dr. Steven M. Altschuler to serve as a director and as our independent Chairman. Our Board believes that this structure works well as it enables our independent Chairman to oversee corporate governance matters and our CEO to focus on leading the Company’s business.

Board Risk Oversight Process

We believe that risk management is an important part of establishing, updating and executing on the Company’s business strategy. Our Board, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations and financial condition and performance of the Company. Our Board focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks. The Board and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

Director Independence

Our Board undertook a review of the composition of our Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that each of our current directors listed above under the “Directors and Executive Officers” section (as well as Tomer Kariv, who served as a director until December 2019), with the exception of Rohan Palekar, is an “independent director” as defined under the Nasdaq Listing Rules (or was independent during the time of service on our Board). Mr. Palekar is not an independent director because he is our chief executive officer. In making such determinations, our Board considered the relationships that each such non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates under a written charter that is posted on our website located at www.89bio.com, under “Corporate Governance.” Each committee has the responsibilities described below.

The Board has determined that each committee member meets the applicable Nasdaq listing standards regarding “independence,” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. All of our Audit Committee and Compensation Committee members meet the heightened independence requirements under applicable SEC rules and Nasdaq listing standards. Each of our Audit Committee members meets the financial literacy requirements of the SEC and Nasdaq. Dr. Altschuler qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC, as a result of his experience as CEO and managing the budgets for large, complex organizations, his service on several public company audit committees and as chairman of the board for another public company, and his investment experience analyzing biotechnology company financial statements.  We are in the process of recruiting an audit committee chair.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Steven Altschuler	X*
Derek DiRocco	X		X
Gregory Grunberg		X	Chair
Michael Hayden	X	X
Anat Naschitz		Chair	X
Rohan Palekar

*	Effective April 2020.

Audit Committee

The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes and the internal and external audit processes. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to stockholders and others and the system of internal controls established by management and the Board. The Audit Committee also oversees the independent auditors, including their independence and objectivity. However, Audit Committee members will not act as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities and to approve the fees and other retention terms of the advisors.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2019 with the Company’s management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm pursuant to applicable PCAOB requirements regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. This report is provided by the following directors, who served on the Audit Committee for the year ended December 31, 2019:

Derek DiRocco, Ph.D.

Michael Hayden, M.B. Ch.B., Ph.D.

Compensation Committee

The primary responsibilities of our Compensation Committee are to periodically review and approve the compensation and other benefits for our employees, executive officers and directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer; evaluating the Chief Executive Officer’s performance in light of those goals and objectives; overseeing the evaluation of our other executive officers; and setting compensation for these officers based on those evaluations. The Chief Executive Officer may not be present during voting or deliberations on his or her compensation. Our Compensation Committee also administers and has discretionary authority over the issuance of equity awards under our equity incentive plans. The Compensation Committee engaged Aon Hewitt/Radford in 2019 to provide advice regarding the amount and form of executive and director compensation. The Company also utilizes the Aon Hewitt’s Radford Global Life Science Survey as a reference point in setting non-executive compensation. Aon Hewitt/Radford performed no other work for the Company in 2019.

Nominating and Corporate Governance Committee

The primary responsibilities of our Nominating and Corporate Governance Committee are to develop and recommend to the Board criteria for identifying and evaluating qualified candidates for directorships and to make recommendations to the Board regarding candidates for election or reelection to the Board at each annual meeting of stockholders. In addition, the Nominating and Corporate Governance Committee is responsible for making recommendations to the Board concerning corporate governance matters and the structure, composition and function of the Board and its committees.

Meetings of the Board

The Board met five times during the year ended December 31, 2019. The Audit Committee met two times during the year ended December 31, 2019. The Compensation Committee and the Nominating and Corporate Governance Committee each met one time during the year ended December 31, 2019. During the last year, each current member of the Board attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period in which he or she was on the Board or committee. In addition to these meetings, the Board and committees held numerous informal sessions in 2019 in connection with our initial public offering (“IPO”) in November 2019.  We encourage all of our directors to attend our annual meeting of stockholders.

Director Nominations

Criteria for Board Membership

The Nominating and Corporate Governance Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required of our directors. Nominees for director are selected based on their experience, knowledge, integrity, understanding of our business environment, specific skills they may possess that are helpful to the Company (including leadership experience, financial expertise and industry knowledge) and their willingness to devote adequate time to Board duties. The Nominating and Corporate Governance Committee uses the same selection criteria regardless of whether the candidate has been recommended by a stockholder or identified by the Board. In selecting candidates to recommend to the Board for appointment or reelection to the Board, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of our Board. When evaluating a candidate for our Board, the Nominating and Corporate Governance Committee does not assign specific weight to any of these factors, nor does the Nominating and Corporate Governance Committee believe that all of the criteria necessarily apply to every candidate. At a minimum, a director’s qualifications, in light of the foregoing criteria, are considered each time the director is nominated or re-nominated for Board membership. While we do not have a formal written policy regarding diversity in identifying director candidates, the Nominating and Corporate Governance Committee seeks to achieve a diversity of occupational and personal backgrounds on the

Board, and assesses its effectiveness in this regard in connection with its annual review of the Board’s composition.

Stockholder Recommendations

It is the Nominating and Corporate Governance Committee’s policy to consider written recommendations from stockholders for nominees for director. The committee considers nominees recommended by our stockholders in the same manner as a nominee recommended by our Board members or management. Any such recommendations should be submitted to the Nominating and Corporate Governance Committee as described in the section titled “Stockholder Communications” below and should include the following information: (i) all information about the nominee that is required to be disclosed pursuant to Regulation 14A of the Exchange Act (including such nominee’s written consent to being named in the proxy statement as a director nominee and to serving as a director, if elected); (ii) such person’s written consent to serving as a director, if elected, for the full term for which such person is standing for election; (iii) the name(s) and address(es) for each stockholder of record and beneficial owner of shares of common stock held in “street name” making the nomination and the number of shares of common stock that are owned beneficially and of record by each such stockholder and beneficial owner of shares of common stock held in “street name”; and (iv) such stockholder’s representation that he or she (or a qualified representative) intends to appear at the meeting to make such nomination.

Stockholder Communications

Our stockholders may communicate with our Board or a particular director by sending a letter addressed to the Board or a particular director to our Corporate Secretary at 142 Sansome Street, Second Floor, San Francisco, California 94104. These communications will be compiled and reviewed by our Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the particular director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

Code of Conduct

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is available on our website located at www.89bio.com, under “Corporate Governance.” We intend to disclose on our website any amendments to, or waivers from, the code of business conduct and ethics that are required to be disclosed pursuant to the disclosure requirements of Item 5.05 of Form 8-K within four business days following the date of the amendment or waiver.

EXECUTIVE COMPENSATION

Our named executive officers (“NEOs”) for 2019, which consist of our principal executive officer and our two other most highly compensated executive officers who served during the year ended December 31, 2019, are:

•	Rohan Palekar, our Chief Executive Officer;
•	Hank Mansbach, our Chief Medical Officer; and
•	Quoc Le-Nguyen, our Chief Technical Operations Officer and Head of Quality.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our NEOs during the years ended December 31, 2019 and 2018.

Name and Principal Position(1)	Year	Salary	Bonus(2)	Option Awards(3)	All Other Compensation		Total
Rohan Palekar	2019	$430,844	$320,000	$267,301	$4,466	(4)	$1,022,611
Chief Executive Officer	2018	$194,792	$97,396	$414,908	$1,065		$708,161
Hank Mansbach	2019	$380,000	$208,993	$175,951	$—		$764,944
Chief Medical Officer(5)
Quoc Le-Nguyen	2019	$269,167	$102,000	$183,487	$3,195	(4)	$557,849
Chief Technical Operations Officer and Head of Quality(5)

(1)	Mr. Palekar, Dr. Mansbach and Mr. Le-Nguyen commenced employment as of July 16, 2018, December 17, 2018 and March 18, 2019, respectively.
(2)

Following the end of the fiscal year, we awarded each NEO a bonus in respect of company and individual performance in fiscal year 2019 and for Dr. Mansbach $35,000 in respect of his efforts in connection with the completion of our initial public offering.

(3)

Amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with FASB Accounting Standards Codification Topic 718) of stock options granted during the year. A description of the methodologies and assumptions we use to value equity awards and the manner in which we recognize the related expense are described in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019, Share-Based Compensation. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock at the time the award is exercised.

(4)	Represents 401(k) employer matching contribution.
(5)	We have omitted Dr. Mansbach’s and Mr. Le-Nguyen’s compensation for 2018 in accordance with SEC rules as neither was an NEO in that year.

Outstanding Equity Awards at 2019 Fiscal-Year End

The following table sets forth information regarding outstanding equity awards as of December 31, 2019 for each of our NEOs.

	Option Awards
Name	Number of Securities Underlying Unexercised Option Awards (#) Exercisable	Number of Securities Underlying Unexercised Option Awards (#) Unexercisable(1)		Option Award Exercise Price ($)	Option Award Expiration Date(2)
Rohan Palekar	101,634	223,597	(1)	1.93	11/09/2028
	—	132,242	(2)	3.11	07/30/2029
Hank Mansbach	24,551	73,653	(1)	1.93	01/10/2029
	—	39,037	(2)	3.11	07/30/2029
Quoc Le-Nguyen	—	65,008	(1)	3.11	07/30/2029
	—	26,486	(2)	3.11	07/30/2029

(1)

Twenty-five percent of the stock option award vests on the one-year anniversary of the employee’s start date (July 16, 2018, in the case of Mr. Palekar, December 17, 2018, in the case of Dr. Mansbach and March 18, 2019, in the case of Mr. Le-Nguyen) and the remainder vests in equal quarterly installments thereafter, subject to continued service through each such vesting date.

(2)	Twenty-five percent of the stock option award vests on July 23, 2020 and the remainder vests in equal quarterly installments thereafter, subject to continued service through each such vesting date.

Employment Agreements

Mr. Palekar

During 2019, we were party to an offer letter agreement with Mr. Palekar, effective as of July 16, 2018, pursuant to which he serves as our chief executive officer. The agreement provides for a base salary, eligibility to receive an annual performance bonus and eligibility to participate in employee benefit or group insurance plans maintained from time to time by the Company. The agreement also provided for the grant of a stock option award in 2018 as reported in the Summary Compensation Table. The agreement provides for employment on an at-will basis and thus either party may terminate at any time for any or no reason, subject to the severance provisions described below in the section titled “Post-Employment Compensation and Change in Control Payments and Benefits.”

Dr. Mansbach

During 2019, we were party to an offer letter agreement with Dr. Mansbach, effective as of December 17, 2018, pursuant to which he serves as our chief medical officer. The agreement provides for a base salary, eligibility to receive an annual performance bonus and eligibility to participate in employee benefit or group insurance plans maintained from time to time by the Company. The agreement also provided for the grant of a stock option award in 2018. The agreement provides for employment on an at-will basis and thus either party may terminate at any time for any or no reason, subject to the severance provisions described below in the section titled “Post-Employment Compensation and Change in Control Payments and Benefits.”

Mr. Le-Nguyen

During 2019, we were party to an offer letter agreement with Mr. Le-Nguyen, effective as of March 18, 2019, pursuant to which he serves as our chief technical operations officer and head of quality. The agreement provides for a base salary, eligibility to receive an annual performance bonus and eligibility to participate in employee benefit or group insurance plans maintained from time to time by the Company. The agreement also provided for the grant of a stock option award in 2019. The agreement provides for employment on an at-will basis and thus either party may terminate at any time for any or no reason, subject to the severance provisions described below in the section titled “Post-Employment Compensation and Change in Control Payments and Benefits.”

For 2019, Mr. Palekar’s annualized base salary was $425,000, which was increased to $437,750 in July 2019 as part of the annual merit review process, Dr. Mansbach’s annualized base salary was $380,000, and Mr. Le-Nguyen’s annualized base salary was $340,000.

Incentive Compensation

Annual Incentive

For fiscal year 2019, Mr. Palekar, Dr. Mansbach and Mr. Le-Nguyen had target bonus opportunities equal to 45% of base salary through July 15, 2019 and 50% thereafter, 35% of base salary and 30% of base salary, respectively (subject to proration for any partial-year service).

Following the end of the fiscal year, our Board evaluated the performance of Mr. Palekar, Dr. Mansbach and Mr. Le-Nguyen, and based on Company and individual performance in 2019, determined to award bonuses to the named executive officers as disclosed in the Summary Compensation Table above. The Board also awarded Dr. Mansbach a $35,000 bonus for his efforts in connection with the completion of our initial public offering.

Equity Incentive

During 2019, all of our named executive officers received stock option awards under our 89bio Ltd. 2018 Equity Incentive Plan (the “2018 Plan”). In September 2019, our Board adopted and our stockholders approved our 2019 Equity Incentive Plan (the “2019 Plan”), the successor to the 2018 Plan. All stock awards granted under the 2018 Plan prior to the effective time of the 2019 Plan that were outstanding as of the effectiveness of the 2019 Plan were canceled and replaced with equivalent awards under the 2019 Plan. See the table titled “Outstanding Equity Awards at 2019 Fiscal-Year End” for more information with respect to these grants.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information about our equity compensation plans as of December 31, 2019. As of December 31, 2019, we had two equity compensation plans: our Amended and Restated 2019 Equity Incentive Plan and our 2019 Employee Stock Purchase Plan.

Number of
securities
	Number of		remaining
	securities to	Weighted	available for
	be issued	average	future issuance
	upon	exercise	under equity
	exercise of	price of	compensation
	outstanding	outstanding	plans (excluding
	options,	options,	securities
	warrants	warrants,	reflected
Plan Category	and rights	and rights	in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,320,243	$3.34	1,749,138	(1)(2)
Equity compensation plans not approved by security holders	—	—	—
Total	1,320,243	$3.34	1,749,138	(1)(2)

(1)	Includes 1,523,950 shares available for grant under the Amended and Restated 2019 Equity Incentive Plan.
(2)	Includes 225,188 shares available for grant under the 2019 Employee Stock Purchase Plan.

Post-Employment Compensation and Change in Control Payments and Benefits

Severance

Pursuant to the terms of the offer letter agreements with the NEOs in place as of the end of the fiscal year, upon a termination without cause (as defined in the agreements) not in connection with a change in control (as defined in the agreements), the NEOs would have been eligible to receive, subject to execution and non-revocation of a release of claims in favor of the Company (the “release condition”), severance equal to six months (in the case of Mr. Palekar), four months (in the case of Dr. Mansbach) or three months (in the case of Mr. Le-Nguyen) of the base salary as then in effect, a pro rata amount of the target bonus opportunity based on the number of months employed during the year of termination and payment or reimbursement of COBRA premiums for up to six months (in the case of Mr. Palekar), four months (in the case of Dr. Mansbach) or three months (in the case of Mr. Le-Nguyen), or, if sooner, until eligible for similar coverage through another employer.

If the NEO had been terminated without cause or for good reason (as defined in the agreements) within 90 days prior to, or 12 months following, the consummation of a change in control, then, subject to the release condition, the benefits described above would have been provided for 12 months (in the case of Mr. Palekar) or six months (in the case of the other NEOs) and all outstanding equity awards would have vested in full.

401(k) Plan

We offer eligible employees, including our NEOs based in the United States, the opportunity to participate in our tax-qualified 401(k) plan. Employees can contribute 1%-100% of their eligible earnings up to the Internal Revenue Service’s annual limits on a before-tax basis. For every dollar an employee contributes, up to 6% of their compensation, we may contribute 25 cents per dollar, provided that there are no matching contributions in excess of 1.5% of eligible IRS compensation. Matches provided to our NEOs are reflected in the “All Other Compensation” column of the Summary Compensation Table above. Our funds are 100% vested after the completion of one year of service.

Director Compensation

The following table shows the compensation earned in 2019 by the non-employee directors who served on the Board during the year ended December 31, 2019:

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)(3)	Total
Michael Hayden	$40,006	$82,764	$122,770
Derek DiRocco	$6,667	$—	$6,667
Gregory Grunberg	$8,334	$—	$8,334
Tomer Kariv	$4,167	$—	$4,167
Anat Naschitz	$8,334	$—	$8,334

(1)	Dr. Hayden is party to a letter agreement with the Company pursuant to which the Company pays him a monthly fee of $3,333 for service on the Board.
(2)

Amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with FASB Accounting Standards Codification Topic 718) of stock options granted during the year. A description of the methodologies and assumptions we use to value equity awards and the manner in which we recognize the related expense are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K, Share-Based Compensation. These amounts may not correspond to the actual value eventually realized by the director because the value depends on the market value of our common stock at the time the award is exercised. As of December 31, 2019, Dr. Hayden held 134,214 outstanding stock options, of which 36,692 were exercisable. No other non-employee director held any outstanding equity awards as of such date.

(3)    The stock options granted to Dr. Hayden were granted prior to our initial public offering and adoption of our director compensation policy described below.

We did not compensate Mr. Palekar for his service on our Board during 2019 and we do not expect to compensate our employee directors for their service on our Board in the future.

Non-Employee Director Compensation Policy

Our Board has adopted a non-employee director compensation policy that went into effect following our initial public offering in November 2019. Under the policy, each director who is not an employee was entitled to receive cash compensation as set forth below:

Annual retainer for Board membership	$40,000
Additional annual retainer for service as a committee chair*	$10,000
Additional annual retainer for service as chairman of the Board	$60,000

* Applies with respect to each of the audit, compensation and nominating and corporate governance committees.

Following the end of the fiscal year ended December 31, 2019, our Board approved the following changes to the non-employee director compensation policy:

Annual retainer for Board membership (other than the chairman)	$40,000
Annual retainer for Chairman of the Board	$70,000
Additional annual retainers
● Chair of the audit committee	$15,000
● Chair of the compensation and nominating and corporate governance committees	$10,000
● Member of the audit committee	$7,500
● Member of the compensation committee	$5,000
● Member of the nominating and corporate governance committee	$4,000

We pay all such amounts in quarterly installments.

In addition, the Compensation Committee may in its discretion grant equity awards to any or all non-employee directors under the 2019 Plan. Such awards may include: (i) an initial, one-time equity award granted to a new non-employee director upon his or her election to our Board; (ii) equity awards granted to non-employee directors on an annual basis for their service on our Board; and/or (iii) equity awards granted to non-employee directors on an annual basis for their service in a leadership role or on a committee of our Board. During 2019, prior to our initial public offering, we awarded Dr. Hayden 9,380 stock options that vested 25% on April 16, 2019 with the remainder vesting in equal quarterly installments thereafter and 36,367 stock options that will vest 25% on July 23, 2020 with the remainder vesting in equal quarterly installments thereafter.

We reimburse all necessary and reasonable out-of-pocket expenses incurred by non-employee directors in connection with their service on our Board, subject to any applicable Company policies that may be in effect from time to time.

A non-employee director may decline all or any portion of his or her compensation by giving notice to us prior to, as the case may be, the date cash is to be paid or equity awards are to be granted.

Our Board periodically reviews our director compensation program and may revise the compensation arrangements for our directors from time to time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our equity interests as of April 1, 2020 by:

•	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our outstanding equity interests (our “5% and Greater Stockholders”);
•	each of our directors;
•	our NEOs; and
•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the date of this table. To our knowledge and subject to applicable community property rules, the persons and entities named in the table have sole voting and sole investment power with respect to all equity interests beneficially owned.

The percentage ownership information shown in the column titled “Percentage of Shares Beneficially Owned” in the table below is based on 13,793,858 shares of our common stock outstanding as of the date of this table. Unless otherwise indicated, the address of each individual listed in this table is 142 Sansome Street, Second Floor, San Francisco, CA 94104.

	Number of Shares	Percentage of Shares
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned
Greater than 5% Holders
Entities affiliated with OrbiMed(1)	4,004,422	29.0%
Longitude Venture Partners III, L.P.(2)	2,491,787	18.1%
Entities affiliated with RA Capital(3)	3,161,214	22.9%
Entities affiliated with Pontifax(4)	1,134,671	8.2%
Entities affiliated with Venrock(5)	1,000,000	7.2%
Named Executive Officers and Directors
Rohan Palekar(6)	142,288	*
Hank Mansbach(7)	30,688	*
Quoc Le-Nguyen(8)	16,252	*
Steven M. Altschuler(9)	—	*
Derek DiRocco	—	*
Gregory Grunberg(2)	2,491,787	18.1%
Michael Hayden(10)	126,650	*
Anat Naschitz	—	*
All Executive Officers and Directors as a group (10 persons)	2,868,816	18.1%

*	Indicates ownership of less than one percent.
(1)

Based on a Schedule 13D filed on November 25, 2019. Consists of (a) 2,002,221 shares of common stock owned by OrbiMed Israel Partners II, L.P. and (b) 2,002,221 shares of common stock owned by OrbiMed Private Investments VI, L.P. The business address of OrbiMed Israel Partners II, L.P. (“OIP II”) is 89 Medinat Hayehudim St., building E, Herzliya 4614001 Israel. OrbiMed Israel GP II, L.P. (“Israel GP II”) is the general partner of OIP II, and OrbiMed Advisors Israel II Limited (“Advisors Israel II”) is the general partner of Israel GP II. Advisors Israel II and Israel GP II may be deemed to have shared voting and investment power over all of the shares of common and convertible preferred stock held by OIP II, and both Advisors Israel II and Israel GP II may be deemed to directly or indirectly, including by reason of their mutual affiliation, be the beneficial owners of the shares held by OIP II. Advisors Israel II exercises this investment power through an investment committee comprised of Carl L. Gordon, Jonathan T. Silverstein, Nissim Darvish, Anat Naschitz, and Erez Chimovits, each of whom disclaims beneficial ownership of the shares held by OIP II.

(2)

Based on a Schedule 13D filed on November 11, 2019. Longitude Capital Partners III, LLC (“LCP III”) is the general partner of Longitude Venture Partners III, L.P. (“LVP III”) and may be deemed to have shared voting, investment and dispositive power over the shares held by LVP III. Patrick G. Enright and Juliet Tammenoms Bakker are managing members of LCP III and in their capacity as such, may be deemed to exercise shared voting and investment power over the shares held by LCP III and LVP III. Gregory Grunberg is a member of LCP III. Each of these individuals disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. Gregory Grunberg shares in the control of the Company securities held directly or indirectly by LVP III/LCP III due to (a) his beneficial ownership in the Company’s shares and (b) his position as a director of the Company. The mailing address of Longitude Venture Partners III, L.P. is 2740 Sand Hill Road, 2nd Floor, Menlo Park, CA 94025.

(3)

Based on a Schedule 13D filed on November 13, 2019. Consists of (a) 2,342,954 shares of common stock owned by RA Capital Healthcare Fund, L.P. (“RA Capital Fund”), (b) 482,896 shares of common stock owned by a separately managed account (the “Account”), and (c) 335,364 shares of common stock owned by RA Capital Nexus Fund, L.P. (the “RA Capital Nexus Fund”). Dr. Peter Kolchinsky is the managing member of RA Capital Management, LLC (“RA Capital”), the general partner and investment advisor of RA Capital Fund and the investment advisor of the Account and RA Capital Nexus Fund. Dr. Kolchinsky and RA Capital may be deemed to beneficially own the shares held by RA Capital Fund, the Account and RA Capital Nexus Fund. Dr. Kolchinsky and RA Capital disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The mailing address for the entities listed above is 200 Berkeley Street, 18th Floor, Boston, MA 02116.

(4)

Based on a Schedule 13G filed on February 14, 2020. Consists of (a) 668,732 shares of common stock owned by Pontifax (Israel) V, L.P., (b) 178,623 shares of common stock owned by Pontifax (Cayman) V, L.P., (c) 259,816 shares of common stock owned by Pontifax (China) V, L.P. (together, the “Pontifax Entities”), and (d) 27,500 shares of common stock owned by Pontifax Late Stage Fund L.P. (“Late Stage L.P.”). Pontifax 5 G.P. L.P. (“Pontifax 5 G.P.”) is the general partner of each of the Pontifax Entities and Pontifax Management 4 G.P. (2015) Ltd. (“Pontifax Management”) is the general partner of Pontifax 5 G.P. Mr. Tomer Kariv and Mr. Ran Nussbaum are the Managing Partners of Pontifax Management and, as a result, may be deemed to share voting and investment power with respect to the shares held by each of the Pontifax Entities. Late Stage L.P. invests side by side with Pontifax 5 GP pursuant to a Strategic Alliance Agreement with Pontifax 5 GP. Pontifax Late Stage GP Ltd. is the general partner of Late Stage L.P. The address of each of the Pontifax Entities and Late Stage L.P. is c/o The Pontifax Group, 14 Shenkar Street, Herzelia, Israel.

(5)

Based on a Schedule 13G filed on November 25, 2019. Consists of (a) 29,339 shares of common stock owned by Venrock Healthcare Capital Partners II, L.P. (“VHCP II LP”), (b) 11,896 shares of common stock owned by VHCP Co-Investment Holdings II, LLC (“VHCP Co-Investment II”), (c) 871,613 shares of common stock owned by Venrock Healthcare Capital Partners III, L.P. (“VHCP III LP”), and (d) 87,152 shares of common stock owned by VHCP Co-Investment Holdings III, LLC (“VHCP Co-Investment III”). VHCP Management II, LLC (“VHCP Management II”) is the general partner of VHCP II LP and the manager of VHCP Co-Investment II. VHCP Management III, LLC (“VHCP Management III” and collectively with VHCP II LP, VHCP Co-Investment II, VHCP III LP, VHCP Co-Investment III and VHCP Management II, the “Venrock Entities”) is the general partner of VHCP III LP and the manager of VHCP Co-Investment III. Nimish Shah and Bong Koh are the voting members of VHCP Management II and VHCP Management III. The address of each of the Venrock Entities and Messrs. Shah and Koh is 7 Bryant Park, 23rd Floor, New York, NY 10018.

(6)	Consists of 142,288 shares of common stock underlying options that are exercisable as of April 1, 2020 or will become exercisable within 60 days after such date.
(7)	Consists of 30,688 shares of common stock underlying options that are exercisable as of April 1, 2020 or will become exercisable within 60 days after such date.
(8)	Consists of 16,252 shares of common stock underlying options that are exercisable as of April 1, 2020 or will become exercisable within 60 days after such date.
(9)	Dr. Altschuler joined the Board of Directors as Chairman in March 2020.
(10)

Consists of (a) 77,728 shares of common stock owned by Genworks 2 Consulting Inc., over which Dr. Hayden’s wife has sole voting and investment power, and (b) 48,922 shares of common stock underlying options that are exercisable as of April 1, 2020 or will become exercisable within 60 days after such date. The address of Genworks 2 Consulting Inc. is 4484 West 7th Avenue, Vancouver, BC, Canada V6R1W9.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 18, 2018, our inception, to which we were a party in which:

•	the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years; and
•

any of our directors or executive officers or any beneficial owners of 5% of any class of our voting capital stock or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section titled “Executive Compensation” or that were approved by our compensation committee.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to such securities.

Related Party Transactions

In April 2018, with subsequent closings in December 2018 and June and July 2019, we issued an aggregate of 44,000,000 shares of our Series A convertible preferred shares at a purchase price of $1.00 per share pursuant to a share purchase agreement entered into with investors, for an aggregate purchase price of approximately $44.0 million. Each share of our Series A convertible preferred shares automatically converted into 0.161 shares of our common stock immediately prior to the completion of our IPO in November 2019. Additionally, in April 2018, we issued 610,865 shares of our common stock shares to OrbiMed Israel Partners II, L.P. and OrbiMed Private Investments VI, L.P., for total proceeds of $10,994. The following table summarizes purchases of our Series A convertible preferred shares by related persons:

Participant	Shares of Series A Convertible Preferred Stock	Total Purchase Price
Entities affiliated with OrbiMed(1)	15,888,888	$15,888,888
Entities affiliated with Pontifax(2)	5,500,001	$5,500,001
Entities affiliated with RA Capital(3)	10,327,777	$10,327,777
Longitude Venture Partners III, L.P.(4)	11,916,667	$11,916,667
Genworks 2 Consulting Inc.(5)	366,667	$366,667

(1)

OrbiMed Israel Partners II, L.P. (“OrbiMed Israel”) together with its affiliate fund OrbiMed Private Investments VI, L.P. is a holder of 5% or more of our capital stock. Anat Naschitz is a managing director at OrbiMed Israel and a member of our board of directors.

(2)

Pontifax (Israel) V L.P., together with its affiliate funds Pontifax (Cayman) V L.P. and Pontifax (China) V L.P., is a holder of 5% or more of our capital stock. Tomer Kariv is co-founder and managing partner of the Pontifax Group and was a member of our board of directors until December 2019.

(3)

RA Capital Healthcare Fund, L.P., together with its affiliate funds Blackwell Partners LLC - Series A and RA Capital Nexus Fund, L.P., is a holder of 5% or more of our capital stock. Derek DiRocco is a principal at RA Capital Management, LLC and a member of our board of directors.

(4)

Longitude Venture Partners III, L.P. is a holder of 5% or more of our capital stock. Gregory Grunberg, M.D. is a Managing Director at Longitude Capital Management Co., LLC and a member of our board of directors.

(5)	Dr. Michael Hayden, a member of our board of directors, is affiliated with Genworks 2 Consulting Inc.

In November 2019, we closed our IPO of 6,100,390 shares of common stock at a public offering price of $16.00 per share. The net proceeds were $87.7 million after deducting underwriting discounts and commissions and offering costs. In the IPO, entities affiliated with OrbiMed purchased 837,500 shares of common stock through the underwriters at the IPO price for an aggregate purchase price of $13.4 million. Entities affiliated with Pontifax purchased 250,000 shares of common stock through the underwriters at the IPO price for an aggregate purchase price of $4.0 million. Entities affiliated with RA Capital purchased 1,500,000 shares of common stock through the underwriters at the IPO price for an aggregate purchase price of $24.0 million. Longitude Venture Partners III, L.P. purchased 575,000 shares of common stock through the underwriters at the IPO price for an aggregate purchase price of $9.2 million. Genworks 2 Consulting Inc. purchased 18,750 shares of common stock through the underwriters at the IPO price for an aggregate purchase price of $0.3 million.

We are a party to an investors’ rights agreement, effective as of September 17, 2019 (the “IRA”), with our stockholders who previously held our Series A convertible preferred shares, including our 5% stockholders and entities affiliated with our directors. The IRA provides these holders the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

We are party to a voting agreement, effective as of September 17, 2019 (the “Voting Agreement”), with our stockholders who previously held our Series A convertible preferred shares, including our 5% stockholders and entities affiliated with our directors. Each of our 5% stockholders has appointed representatives to our board of directors. The voting agreement terminated upon completion of our IPO, and members previously elected to our board of directors pursuant to this agreement will continue to serve as directors until they resign, are removed or their successors are duly elected by the holders of our common stock.

We are a party to a right of first refusal and co-sale agreement, effective as of September 17, 2019 (the “ROFR Agreement”), with our stockholders who previously held our Series A convertible preferred shares, including our 5% stockholders and entities affiliated with our directors. The ROFR Agreement terminated upon completion of our IPO.

Other than the above-described sales of securities, the IRA, the Voting Agreement, the ROFR Agreement and the compensation arrangements for our named executive officers and directors, which are described elsewhere in the “Executive and Director Compensation” sections of this Annual Report on Form 10-K, we have not been a party to any transaction since January 18, 2018, our inception, in which the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two years, and any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

OTHER MATTERS

Delivery of Documents to Stockholders Sharing an Address

A number of brokerage firms have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders who have the same address and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.

If you received a “householding” mailing this year and would like to have additional copies of the proxy materials mailed to you, please send a written request to our Corporate Secretary at 89bio, Inc., 142 Sansome Street, Second Floor, San Francisco, California 94104, or call (415) 500-4614, and we will promptly deliver the proxy materials to you. Please contact your broker if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.

Availability of Additional Information

We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2019, including exhibits, on the written or oral request of any stockholder of the Company. Please send a written request to our Corporate Secretary at 89bio, Inc., 142 Sansome Street, Second Floor, San Francisco, California 94104, or call (415) 500-4614.

VOTE BY INTERNET   Before The Meeting - Go to www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery  of information. Vote by 11:59 P.M. Eastern Time on June 21, 2020. Have your  proxy card in hand when you access the web site and follow the instructions to  obtain your records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/ETNB2020  You may attend the meeting via the Internet and vote during the meeting. Have  the information that is printed in the box marked by the arrow available and  follow the instructions.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 21, 2020. Have your proxy card in hand when  you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.   89BIO, INC.  142 SANSOME STREET  SECOND FLOOR  SAN FRANCISCO, CA 94104  D17345-P39642  For  All   Withhold  All  For All  Except  89BIO, INC.  To withhold authority to vote for any individual  nominee(s), mark "For All Except" and write the  number(s) of the nominee(s) on the line below.  The Board of Directors recommends you vote FOR ALL  director nominees listed in Proposal 1 and FOR Proposal 2:  !  !  !  1. Election of Directors: To be elected for terms expiring in 2023.   Nominees:   01) Rohan Palekar   02) Gregory Grunberg, M.D.  For   Against  Abstain  !  !  !  2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020.  NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,  administrator, or other fiduciary, please give full title as such. Joint owners should each sign  personally. All holders must sign. If a corporation or partnership, please sign in full corporate  or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 22, 2020: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.  D17346-P39642  THIS PROXY IS SOLICITED ON BEHALF OF  THE BOARD OF DIRECTORS OF 89BIO, INC.  The undersigned hereby appoints Rohan Palekar and Ryan Martins, and each of them, with power to act without the other and  with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on  the reverse side, all the shares of 89bio, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to  vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. (Pacific Time) on June 22, 2020 at www.virtualshareholdermeeting.com/ETNB2020 or any adjournment or postponement  thereof, with all powers which the undersigned would possess if present at the Meeting.  THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE  UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE  ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES  WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.  Continued and to be signed on reverse side